Exhibit 10.8

Strategic Partnership Agreement between Rail Vision and Knorr-Bremse
August 19, 2021

This Strategic Partnership Agreement (“Agreement”) summarizes the understanding between Rail Vision Ltd, a company organized under the laws of the State of Israel (“RV”) and Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, a company organized under the Jaws of Germany (“KB”), collectively RV and KB hereinafter to be referred to as the “Parties”.

It is clarified that this Agreement is binding on KB as well as it is binding on RV subject to the mandatory law and regulation requirements now and thereafter applying to KB and/or RV, including related to public companies regulations defining the necessary approvals of the corporate bodies of RV following the intended IPO of RV.

1. SCOPE OF COLLABORATION

Once RV and KB will mutually decide to jointly approach a certain customer or towards a mutual project the collaboration between the Parties will extend to one or more of the following:

1.1	Scope of collaboration- KB and RV are strategic partners for

-	Either expanding KB’s driver assistance systems for rail vehicles to environmental observation by interfacing with RV’s visual data and obstacle detection systems (in its current versions or an adapted version(s) thereof which may be developed by RV); such RV’s visual data and obstacle detection systems hereinafter referred to as “RV Systems” or
-	future cooperation in the fields of obstacle detection and classification systems in the railway industry improving safety, operational performance and maintenance costs by using visual data:

1.1.1. RV will provide the technology and will be essential to fulfill the requirements of the customer, specifically around functionality and performance, but also including participating in homologation and overall system integration with regard to the RV Systems.

1.2	KB can have various roles before or within a customer project as outlined afterwards.

1.2.1. Due to KB worldwide marketing efforts and local entities involvement, KB will have a preferred price for systems with a discount.

1.2.2. In case of a customer introduced by KB, KB will get the right to be the prime contractor/integrator subjected to the market conditions and local bidder/tenderer requirements or constraints.

1.2.3. Due to KB worldwide marketing efforts and the actual local entity involvement, in case of a service contract to a customer - KB will be the preferred local support, subjected to contractual constraints.

1.3	Promotions- KB will invest efforts to promote RV products and services including active efforts in marketing and publications in the relevant media. Upon KB’s request. RV will support the promotion actions with materials and technical attendance.

1.4	Support- KB will encourage and support KB’s local entities to promote RV’s products and services.

1.5	Prime contractor- For each mutual project, KB and RV should mutually agree who should be the prime contractor. The decision should be based on an assessment of competence and local entity capabilities that will maximize the probability of success. Once the business model has been decided - KB and RV will mutually agree how to share the workload and responsibilities. guidelines for responsibility allocation etc..

1.6	Revenue. risk and pricing - will follow the specific project agreements around the respective business model and the scope split.

1.7	Services -

1.7.1. Services follow the same approach as the chosen business model.

1.7.2. RV will instruct and train local KB technical support to conduct an “O” level (field) support.

1.8	The parties will perform their rights and obligations herein subject to and in accordance with all applicable laws (in particular the Israeli, EU, and US export regulations), including but not limited to global trade compliance Jaws and anti-bribery legislation. The parties acknowledge that the exports contemplated hereunder may be subject to export licensing requirements and/or limitations and shall maintain sufficient export control processes to comply with such export regulation requirements. Each party’s obligations hereunder will be subject to obtaining the requisite licenses, if necessary. The parties will use best efforts and shall collaborate in applying for and maintaining such licenses.

1.9	It is clarified that the above collaboration does not provide exclusivity to any party, and that to the extent the parties shall wish to agree upon exclusivity, the parties shall discuss terms for which (e.g. field/geographical area/period/minimum quota).

2. INTELLECTUAL PROPERTY

KB acknowledges RV’s exclusive right, title and interest in any and 11 patents, copyrights, trade secrets, tradenames, designs and any other kind of intellectual property rights, whether registered or registrable or not, and all know-how in and to RV Systems including among others a combination of electro-optic sensors, artificial intelligence, deep learning embedded real-time systems and technology and analytics systems as well as any developments, enhancements, adaptations, modifications, improvements and derivatives thereof (“RV Intellectual Property”. respectively), and that it has no and shall have no rights, title or interest in and to the RV Intellectual Property, except if such developments are developed by RV with direct financing of the major part of the development cost (as opposed to indirect by way of equity investment made by KB in RV) by KB and/or considerable relevant documented input by KB to the solution developed by RV into RV’s Systems (“New Developments”). If such New Developments could serve RV for other purposes(e.g. sale to other clients), KB would approve RV’s obtainment of a royalty bearing license (sub-licensable) from KB, further details of which to be agreed-upon, at fair market prices(such approval not to be unreasonably withheld).

Similarly and without derogating from the above, RV acknowledges KB’s exclusive right, title and interest in any and all patents, copyrights, trade secrets, tradenames, designs and any other kind of intellectual property rights, whether registered or registrable or not, and all know-how and all derivative works thereof, developments, modifications and improvements thereto, whether owned or controlled by KB prior to the date hereof or developed during the term of this Agreement in and to driver assistance systems for rail vehicules of KB (“KB Intellectual Property”), and RV acknowledges that it has no and shall have no rights, title or interest in and to KB Intellectual Property.

For future development cooperation based on this Agreement, the previous described concept will be the basis for the Intellectual Property allocation if the business case is alike.

KB undertakes, directly or indirectly, not to, and not to permit or assist any third party to, copy, duplicate, produce, alter, reverse assemble, reverse engineer, or otherwise attempt to reconstruct or discover RV Systems and RV Intellectual Property or any part thereof; and RV undertakes, directly or indirectly, not to, and not to permit or assist any third party to, copy, duplicate, produce. alter. reverse assemble, reverse engineer, or otherwise attempt to reconstruct or discover KB’s driver assistance systems for rail vehicules and KB Intellectual Property or any part thereof.

If RV shall wish to use KB Intellectual Property it shall provide KB with written request, and if KB so approve. it may condition its approval upon certain remuneration mechanism to be discussed (e.g. discount/commission/rev share).

KB and RV will mutually respect each others IP rights and will not infringe it.

Notwithstanding the above. it is agreed that nothing herein restricts RV to develop on written request of a third party for this third party according to this third party’s specifications (“built to spec”). IP regulations prevail over this regulation.

3. PAYMENT TERMS

3.1	Payments in principle follow the chosen business model - further details will be agreed within the individual project.

4. CLOUD DATA

Depending on the end-customer contract (with respect to which KB shall make best efforts to enable and include permission to the following), KB will consider favorably RV’s request to access to cloud data as long as KB is RV’s favoured partner on projects and if RV sees according needs as well as use cases, inter alia for system improvements and additional use-cases and add-ons for the customer. Learnings and new offerings of RV out of this data will be offered back to KB and the existing relevant customer based on the respective business model and the scope split.

5. CONFIDENTIALITY

Each Party shall keep any information disclosed by the other Party in connection with this Agreement in strict confidence, and shall not disclose such confidential information to any third party nor use such confidential information for any purpose except in order to perform its obligations under this Agreement and negotiate and conclude each specific agreement concerning certain projects as described above, provided however, that a Party may disclose (i) information which is proven to be already held by the receiving party at the time of the disclosure or provision thereof; (ii) information that was already a part of the public domain at the time of the disclosure or provision thereof or that became a part of the public domain after the disclosure or provision thereof for a reason not attributable to the receiving part; (iii) information which is proven to be independently developed or obtained by the receiving party without reference to the information disclosed or provided by the other party; and/or (iv) the existence and contents of this Agreement if required under applicable law or by governmental authority, provided it notifies the other party (unless prohibited by law) and enables it to obtain protective order. Notwithstanding the above, to the extent that a Party needs to disclose the existence of this Agreement and/or its content due to applicable law / regulations related to the planned IPO of RV, or to RV becoming a public company following an IPO, which shall have reporting requirements, or to RV or KB being a portfolio company of a another publicly traded company which is legally required to reports concerning RV or KB. the relevant Party shall make reasonable efforts to coordinate the content of such reports with the other Party, but shall not be limited from reporting and disclosing so and, in case timeline constraints does not enable such coordination, shall not be obliged to so coordinate.

6. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to its conflict of laws principles. With respect to any dispute or controversy arising from or related to this Agreement, the Parties hereby submit to the exclusive jurisdiction of the courts of Tel Aviv, except for the right of any of the Parties to seek temporary restraining order, preliminary injunction, or other equitable relief any jurisdiction.

7. EXPIRATION/TERMINATION OF THIS PRINCIPLES

Subject to applicable law, including regarding agreements with interested parties, this Agreement is valid and become effective as of Its approval as described in the preamble above for 3 years starting at completion of signatures.

Rail Vision Ltd.	Knorr-Bremse Systeme für Schieneofahrzeuge GmbH

Ra’anana. August 19,2021	Munich, August 19,2021

/s/ Shahar Hania	/s/ Dr. Nicolas Lange	/s/ Mark Cleobury
Name: Shahar Hania	Name: Dr. Nicolas Lange	Name: Mark Cleobury
CEO Rail Vision	Chairman of Management Board	Member of Management Board

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